UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 12, 2015

DEL TACO INCOME PROPERTIES IV

(Exact Name of Registrant as Specified in Its Charter)

California	33-13437	33-0241855
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25521 Commercentre Drive Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 462-9300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 17, 2014, Del Taco LLC (“Del Taco”), the General Partner of Del Taco Income Properties IV (the “Partnership”) filed a Form 8-K to disclose the results of the poll sent to the limited partners of the Partnership on October 1, 2014. The poll requested input from the limited partners on whether or not Del Taco should explore a sale process for the properties owned by the Partnership that may result in the presentation of a sale transaction to the limited partners for approval. The results of the poll are summarized as set forth below. Percentage amounts are based on total unit responses and total outstanding units, as applicable.

Not Interested in Selling	19,138
Open To Testing the Market	29,721
Strongly in Favor of Testing the Market	55,245
No View	12,347
No Response Selected	840
Total Units Responded	117,291
Total Units	165,375
% of Responded Units Open + Strong	72%
% of Total Units Open + Strong	51%

*	totals may exceed 100% as some LPs marked more than one response in a category.

These poll results indicate a strong majority of the units responded either “open to” or “strongly in favor of” Del Taco testing the market and presenting a sale proposal to the limited partners for a vote. Accordingly, Del Taco intends to initiate a sale process to market the properties owned by the Partnership that may result in the presentation of a sale transaction to the limited partners for approval, however there can be no assurance that any such sale transaction will occur. Del Taco will appoint a special committee comprised of a small group of qualified limited partners to facilitate the sale process and to manage any potential conflicts of interest with respect to Del Taco that may arise during the sale process. To the extent no special committee is formed, Del Taco will resolve any potential conflicts of interest pursuant to the Partnership’s partnership agreement and applicable law. Special committee members will not be compensated.

Limited partners who have an interest in becoming a member of the special committee should contact Jack Tang, General Counsel of Del Taco at jtang@deltaco.com or 25521 Commercentre Drive, Suite 200, Lake Forest, CA 92630 by February 2, 2015. Del Taco will provide interested limited partners with a questionnaire/certification application to help review qualifications and to confirm that the limited partner is free of any potential or actual conflicts of interest related to the sale of the properties. In addition, each special committee member will be required to execute a confidentiality agreement, which will, among other things, prohibit disclosure or use by the special committee member of any confidential information, including material non-public information, regarding the Partnership, and require the special committee member to cease any trading activity in the Partnership’s securities while the limited partner serves as a special committee member and, during a specified period subsequent to service as a special committee member, require the limited partner to pre-clear any trading activity in the Partnership’s securities. The applications for the special committee will be due by February 9, 2015.

The poll was intended to gauge interest level only, it was not a solicitation of a proxy, consent or vote from the limited partners, and did not constitute a binding vote on either Del Taco or the limited partners to take or refrain from taking any action. The formation of a special committee to facilitate the sale process does not guarantee that the properties owned by the Partnership will be sold. Any action taken by the Partnership is subject to the items listed under “Additional Information for Consideration” set forth in the letter sent to the limited partners on October 1, 2014, including, but not limited to:

•	If Del Taco conducts a sale process, there are no assurances that Del Taco will receive any offers or will be successful in entering into a binding agreement to sell the properties, or that the limited partners will approve any sale presented to them. Accordingly, future distributions to the limited partners may be reduced by any transaction costs incurred by the Partnership in conducting the sale process and related negotiations, even if a sale is not completed.

•	No assurances can be made about the amount of the sale price, if any, for the properties. The price that may be offered by any buyer is a function of many factors, including market conditions, the location and condition of the properties, interest rates, the terms (including rent and duration of the lease) of the existing leases, and applicable capitalization rates. There can be no assurances that any proposed sale will equal or exceed any previously received offer, or that the party that made a previous offer will either participate in a sale process or offer a price equal to or greater than the price reflected in their previous offer. There are no assurances that either current or subsequent market conditions will maximize the proceeds that may be realized from the sale of the properties.

Any proposed sale of the properties owned by the partnership will be subject to conditions, including approval of a majority-in-interest of the limited partners. Del Taco is NOT at this time making a recommendation either for or against a sale of the properties. If there is a solicitation of a proxy, consent or vote from the limited partners, then any required filings will be made with the Securities and Exchange Commission.

Important Information

This filing does not constitute a solicitation of a proxy, consent or vote. If there is a solicitation of a proxy, consent or vote, then any required filings will be made with the Securities and Exchange Commission (the “SEC”). To the extent any solicitation of proxies, consents or votes is conducted in connection with a sale transaction, the General Partner, and its directors and officers, may be deemed to be participants in such solicitation from the limited partners of the Partnership in connection with the matters to be considered at a meeting of the limited partners of the Partnership. Furthermore, the Partnership would file a proxy statement or other materials, as applicable, with the SEC in connection with any such solicitation from the limited partners of the Partnership. LIMITED PARTNERS OF THE PARTNERSHIP ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER SOLICITATION MATERIALS IF AND WHEN THEY BECOME AVAILABLE AS THEY WOULD CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, would be set forth in any such proxy statement and other materials filed with the SEC in connection with a meeting. Information regarding the direct and indirect interests of the directors and officers of the General Partner can also be found in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 24, 2014. To the extent any solicitation of proxies, consents or votes are conducted in connection with a sale transaction, limited partners of the Partnership would be able to obtain any proxy statement, any amendments or supplements to such proxy statement and other documents filed by the Partnership with the SEC for no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge by writing Del Taco LLC at 25521 Commercentre Drive, Lake Forest, California 92630.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL TACO INCOME PROPERTIES IV (a California limited partnership) Registrant

Del Taco LLC General Partner

Date: January 12, 2015	/s/ Steven L. Brake
Steven L. Brake
Chief Financial Officer